UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2014

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 22, 2014, the Board of Directors of Pacific Mercantile Bancorp (the “Company”) adopted the Pacific Mercantile Bancorp Change in Control Severance Plan (the “Plan”).  The purpose of the Plan is promote the long-term financial interests of the Company and its shareholders by (i) providing key employees of the Company and its subsidiaries with assurances of fair and equitable treatment as well as severance benefits consistent with competitive practices in the event of a change in control of the Company and (ii) reducing the risk of departures and distractions of such employees in a change in control situation.

The participants under the Plan (each, a “Participant”) will include only those employees of the Company and its subsidiaries who are designated as such by the Company’s Board of Directors or Compensation Committee of the Board of Directors.  In addition, each Participant will be required to execute a Participation Agreement, pursuant to which he or she will acknowledge and agree, among other things, (i) to certain confidentiality and non-solicitation requirements; and (ii) that the Plan supersedes entirely any prior agreement, arrangement, plan or program for the payment of severance, change in control, salary continuation or the provision of other benefits in connection with a Change in Control (as such term is defined in the Plan).

A Participant will be eligible for benefits under the Plan if his or her employment is terminated either by the Company for any reason other than Cause (as such term is defined in the Plan) or the death or disability of the Participant, or by the Participant for Good Reason (as such term is defined in the Plan), during the period (a) commencing on the earlier of (i) the occurrence of a Change in Control and (ii) public announcement of an intended or anticipated Change in Control, provided that such Change in Control actually occurs; and (b) ending on the date one year following a Change in Control.  The benefits under the Plan will include: (i) a lump sum payment equal to a Participant’s monthly base salary multiplied by the Change in Control Benefits Period (as such term is defined in the Plan); (ii) a lump sum payment of a prorated annual bonus for the Plan year in which the termination occurs; (iii) a lump sum payment equal to the value of the Participant’s monthly welfare benefits multiplied by the lesser of the Change in Control Benefits Period and 12 months; and (iv) certain outplacement services.  The benefits are to be paid on the first regular payroll period following the sixtieth (60th) day after the effective date of the Participant’s termination of employment.

Modifications or amendments to, or termination of, the Plan can occur only in writing through official action of the Board of Directors or the Compensation Committee of the Board of Directors, or a designee of either. Any modifications or amendments to the Plan that adversely affect rights of Participants in the Plan shall not be effective until one year following the adoption of such modification or amendment. Following a Change in Control, the Plan cannot be modified, amended or terminated, or the eligibility of a Participant revoked for one year following such Change in Control.

The foregoing description of the Plan and the Participation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete copies of the Plan and form of Participation Agreement attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective January 22, 2014, the Board of Directors approved amendments to the Company’s Bylaws to add Article II, Section 11, which establishes advance notice requirements for shareholders who propose business or make nominations of persons for election to the Board of Directors at any annual or special meeting of shareholders of the Company.

In accordance with the advance notice requirements contained in Article II, Section 11 of the amended Bylaws, a shareholder who proposes to bring business or make nominations of persons for election to the Board of Directors at the 2014 annual meeting of shareholders must provide written notice to the Company not earlier than February 5, 2014 and not later than March 7, 2014.  A shareholder’s written notice must include certain information concerning the shareholder and each nominee or proposal, as specified in Article II, Section 11 of the amended Bylaws, and otherwise comply with the requirements of that section.

The foregoing description of the amended Bylaws is qualified in its entirety by reference to the full text of the Bylaws attached hereto as Exhibit 3.1.

Item 9.01.                Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Pacific Mercantile Bancorp Bylaws, Amended and Restated as of January 22, 2014.
10.1	Pacific Mercantile Bancorp Change in Control Severance Plan.
10.2	Form of Pacific Mercantile Bancorp Change in Control Severance Plan Participation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: January 27, 2014	By:	/S/ Steven K. Buster
Steven K. Buster
President and Chief Executive Officer